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                                                                                                            Exhibit 12.2




                              GEORGIA POWER COMPANY
                                      Computation of ratio of earnings to fixed
                                       charges plus preferred dividend
                                       requirements for the five years ended
                                       December 31, 2001
                                                      and the year to date June 30, 2002
                                                                                                                             Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                         Year ended December 31,                           June 30,
                                                 ----------------------------------------------------------------------------------
                                                  1997              1998          1999             2000        2001           2002
                                                  ----              ----          ----             ----        ----           ----
                                                ------------------------ Thousands of Dollars-------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes      $ 1,277,565  $  1,249,768   $   1,158,999    $ 1,192,370   $ 1,220,654   $  587,912
      AFUDC - Debt funds                             9,030         7,117          12,429         23,396        13,574        4,414
                                               -----------  ------------   -------------    -----------   -----------    ---------
         Earnings  as defined                  $ 1,286,595  $  1,256,885   $   1,171,428    $ 1,215,766   $ 1,234,228   $  592,326
                                               ===========  ===========    =============    ===========   ===========   ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                  $   196,707  $    182,879   $     164,375    $  171,994    $  162,546   $   65,754
   Interest on interim obligations                   7,795        12,213          19,787        28,262        25,082        8,768
   Amort of debt disc, premium and expense, net     14,191        13,378          15,127        14,257        15,106        8,008
   Other interest charges                           57,623        71,536          75,868        79,396        55,175       34,841
                                               -----------  ------------   --------------    ---------    ----------   ----------
         Fixed charges as defined                  276,316       280,006         275,157       293,909       257,909      117,371
Tax deductible preferred dividends                     912           297             283           270           268          134
                                               -----------  -----------    --------------    ---------    -----------  ----------
                                                   277,228       280,303         275,440       294,179       258,177      117,505
                                               ------------    --------    -------------     ---------    -----------  ----------
Non-tax deductible preferred dividends              18,015         5,642           1,446           404           402          201
Ratio of net income before taxes to net income   x   1.648  x      1.695   x       1.650    x    1.646    x    1.599   x    1.594
                                               -----------  ------------   -------------     ---------    -----------  ----------
Pref dividend requirements before income taxes      29,689         9,563           2,386           665           643          320
                                               -----------  ------------   -------------     ---------    -----------   ---------
Fixed charges plus pref dividend requirements  $   306,917  $    289,866   $     277,826    $  294,844    $  258,820   $  117,825
                                               ===========  ============   =============    ==========    ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDEND REQUIREMENTS                  4.19            4.34            4.22          4.12          4.77         5.03
                                                    =====           ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.

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